Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), is made as of November 3, 2021 (the “Effective Date”), by and among AKANDA CORP., an Ontario corporation (the “Company”), and HALO COLLECTIVE INC., an Ontario corporation, as further identified on Schedule A hereto (the “Investor”).

RECITALS

WHEREAS, the Company and Investor have to entered into that certain Share Purchase Agreement between Company and Investor dated September 29, 2021(the “Share Purchase Agreement”), which contemplates the sale of all of the shares of Cannahealth Limited, a wholly owned subsidiary of Investor, to Company, upon the terms and conditions of the Share Purchase Agreement, resulting in Investor owning 13,129,212 Common Shares.

WHEREAS, in connection with the entering into of the Share Purchase Agreement , the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor, to receive certain information from the Company, to nominate an Investor Director, to exercise Board of Directors observer rights, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1              “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2              “AGM” means the Company’s annual general meeting.

1.3              “Articles of Incorporation” means the Company’s Articles of Incorporation, as amended and/or restated from time to time.

1.4              “Board of Directors” means the board of directors of the Company.

1.5              “Common Shares” means the Company’s common shares, no par value.

1.6              “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

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1.7              “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Shares, including options and warrants.

1.8              “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9              “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.10          “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC, as it relates to the Company, a corporation foreign to the United States.

1.11          “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC, as it relates to the Company, a corporation foreign to the United States.

1.12          “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.13          “Holder” means Investor.

1.14          “IFRS” means the international financial reporting standards, commonly called IFRS, the accounting standard in Canada as in effect from time to time.

1.15          “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.16          “Investor Director” means an individual nominated to the Board of Directors by Investor.

1.17          “IPO” means the Company’s first underwritten public offering of its Common Shares under the Securities Act.

1.18          “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

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1.19          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20          “SEC” means the Securities and Exchange Commission.

1.21          “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.22          “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23          “Securities” means (i) any Common Shares, or any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by a Holder of even date or after the date hereof, and (ii) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 5.1.

1.24          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.	Reports: “Lock-up”.

2.1              Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a)               make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)               use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)               furnish to any Holder, so long as the Holder owns any Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

INVESTOR RIGHTS AGREEMENT

2.2              “Lock-Up” Agreement. The Holders agree hereby not to, and agree to execute and deliver a lock-up agreement with the underwriter(s) of the IPO restricting its right to, (a) offer, pledge, sell, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, or (b) enter into any swap or other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, to another any of the economic consequences of ownership of such securities during the period of up to 270 days from the date on which the trading of the Securities on the Nasdaq Stock Exchange commences (the “Lock-Up Trigger Date”), in each case, excluding transfers pursuant to any carve-outs in the applicable lock-up agreement. The terms of such lock-up agreements shall be negotiated among the Investor, the Company and the underwriters in the IPO and shall include customary carve-outs from the restrictions on transfer set forth therein and shall permit that up to 50% of such securities may be transferred or sold from the 271st day through the 365th day following the Lock-Up Trigger Date; the remaining 50% of such securities will be entitled to be transferred without such lock-up restrictions beginning on the 366th day following the Lock-Up Trigger Date. Any such transfers remain subject to rules of the Securities and Exchange Commission applicable to securities held by Affiliates, provided that the Company agrees to cooperate with Investor to facilitate the transfer of Securities by Investor following the expiration of the lock-up restrictions as set forth herein, including with respect to the removal of restrictive legends from the Securities applicable to Affiliates, if Investor furnishes to the Company an opinion of counsel reasonably satisfactory to the Company that Investor is not an “affiliate” of the Company under the Securities Act. Notwithstanding the foregoing, nothing in this Section 2.2 shall prohibit the sale by the Investor of such number of Common Shares as is required in order for the Investor to comply with its covenants relating to control of the Company, found in that secured convertible debenture, dated the date here of, issued by the Company and acknowledged and agreed to by the Investor, evidencing indebtedness in the principal amount of USD$6,559,294.

3.	Information, Board Nominee and Observer Rights.

3.1              Delivery of Financial Statements. Upon written request by Investor, the Company shall deliver the following to Investor:

(a)               as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(d)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year;

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(b)               as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with IFRS or GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with IFRS or GAAP);

(c)               as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit Investor to calculate its percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)               as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company (such budget and business plan that is approved by the Board of Directors is collectively referred to herein as the “Budget”); and

(e)               with respect to the financial statements called for in Section 3.1(a) and Section 3.1(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with IFRS or GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) or as disclosed otherwise) and fairly present, in all material respects, the financial condition of the Company and its financial performance for the periods specified therein; and

(f)                such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

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Notwithstanding anything else in this Section 3.1 to the contrary, the Company shall have no obligation to provide any information requested pursuant to this Section 3.1 during (i) any period in which the Company has a public filing obligation to provide substantially similar information or (ii) the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2              Inspection. The Company shall permit Investor, at Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3              Director Nominee Rights. Upon written notice of Investor, so long as Investor holds at least ten percent (10%) of the shares of Common Shares (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), Investor shall have the right, but not the obligation, to nominate an Investor Director to the Board of Directors of the Company at any election of the Board of Directors of the Company, at an AGM or otherwise, or within sixty (60) days of Investor’s notice to fill any vacancy. Any vacancies created by the resignation, removal or death of an Investor Director shall be filled by nomination of Investor, pursuant to the provisions of this Section 3.3.

3.4              Failure to Nominate an Investor Director. In the absence of any new nomination from the Investor as specified in Section 3.3 above, any Investor Director previously nominated by Investor and then serving shall be automatically re-nominated if willing to serve unless such individual has been removed by the Board of Directors, and otherwise such seat shall remain vacant until otherwise filled as provided in Section 3.4.

3.5              No Liability for Election of Nominated Directors. Investor, nor any Affiliate of any the same, shall have any liability as a result of nominating an individual for election as a director for any act or omission by such Investor Director in his or her capacity as a director of the Company, nor shall Investor or any Investor Affiliate have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

INVESTOR RIGHTS AGREEMENT

3.6              Observer Rights. Upon written notice of Investor, so long as Investor holds at least ten percent (10%) of the shares of the then issued and outstanding Common Shares (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) and the Investor Director is not a then-current member of the Board of Directors, the Company shall invite a representative of Investor to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

3.7              Termination of Information, Board Nominee and Observer Rights. The covenants set forth in Sections 3.1, 3.2, 4.3 and 4.6 shall terminate upon the date on which the Investor no longer holds any Securities or if the Investor receives information, nominee and observer rights from the acquiring company or other successor to the Company substantially similar to those set forth in Section 4.

3.8              Confidentiality. Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.8 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.8; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.	Additional Covenants.

4.1              Insurance. The Company shall obtain, within ninety (90) days of the effective date of this Agreement, from financially sound and reputable insurers, Directors and Officers liability insurance and term “key person” insurance, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors.

INVESTOR RIGHTS AGREEMENT

4.2              Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors, if so approved by the Board of Directors. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each non-employee director shall be entitled in such person’s discretion to be a member of all the audit and compensation committees of the Board of Directors.

4.3              Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Articles of Incorporation, or elsewhere, as the case may be.

4.4              Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Investor Directors nominated to serve on the Board of Directors by one Investor may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investor (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Articles of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 4.4 and shall have the right, power and authority to enforce the provisions of this Section 4.4 as though they were a party to this Agreement.

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4.5              FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

4.6              Cybersecurity. The Company shall use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards (“Cybersecurity Solutions”) designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall use commercially reasonable efforts to ensure that the Cybersecurity Solutions (x) are up-to-date and include industry-standard protections (e.g., antivirus, endpoint detection and response and threat hunting), (y) to the extent determined necessary by the Company or the Board of Directors, are backed by a breach prevention warranty from the vendor certifying the effectiveness of such solutions, and (z) require the vendors to notify the Company of any security incidents posing a risk to the Company’s information (regardless of whether information was actually compromised). The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.

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5.	Miscellaneous.

5.1              Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Securities for no monetary consideration that (i) is an Affiliate of a Holder; or (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.2. For the purposes of determining the number of shares of Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2              Governing Law. This Agreement shall be governed by the internal laws of the Province of Ontario, without regard to conflict of law principles that would result in the application of any law other than the laws of the Province of Ontario.

5.3              Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4              Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5              Notices.

(a)               All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Investor at its addresses as set forth on Schedule A, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to the Company’s legal counsel (Greenberg Traurig LLP) and if notice is given to Investor, a copy (which copy shall not constitute notice) shall also be given to Dentons Canada LLP.

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5.6              Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Investor; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.7              Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8              Aggregation of Stock; Apportionment. All shares of Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

5.9              Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10          Dispute Resolution. The parties hereto irrevocably attorn and submit to the jurisdiction of the courts of the Province of Ontario, sitting in the City of Toronto, with respect to any dispute for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of Ontario, sitting in the City of Toronto, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

INVESTOR RIGHTS AGREEMENT

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of the Province of Ontario, sitting in the City of Toronto having subject matter jurisdiction.

5.11          Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature page follows]

INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

COMPANY:

AKANDA CORP.

By:	/s/ Tejinder Virk

Name:	Tejinder Virk

Title:	Chief Executive Officer

INVESTOR:

HALO COLLECTIVE INC.

By:	/s/ Kiran Sidhu

Name:	Kiran Sidhu

Title:	Chief Executive Officer

INVESTOR RIGHTS AGREEMENT

SCHEDULE A

Investor

Name and Address

HALO COLLECTIVE INC.

Attn: Kiran Sidhu

504 - 100 Park Royal

West Vancouver, BC V7T 1A2

Phone: 1-541-816-5410

Email: kiran@haloco.com

Copy to:

DENTONS CANADA LLP

Attn: Eric Foster

77 King Street West, Suite 400

Toronto-Dominion Centre Toronto, ON M5K 0A1

Phone: 1-416-558-3531

Email: eric.foster@dentons.com

SCHEDULE A: INVESTOR RIGHTS AGREEMENT